DIVERSIFIED CORPORATE RESOURCES, INC.
                                 LOCK-UP LETTER

                                 August 6, 1997

CRUTTENDEN ROTH INCORPORATED
18301 Von Kannan, Suite 100
Irvine, California  92715

Ladies and Gentlemen:

     The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $0.10 per share (the "Common Stock"), of Diversified Corporate Resources, Inc., a Texas corporation (the "Company") and that the Underwriters propose to reoffer the Shares to the public (the "Public Offering").

     In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that without the prior written consent of Cruttenden Roth Incorporated (which consent may be withheld in its sole discretion) the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, loan, pledge, grant any option to purchase, or otherwise transfer or dispose of (collectively, a "Disposition"), any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (collectively, "Securities"), now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, for a period of 365 days after the date of the final Prospectus relating to the offering of the Shares to the public by the Underwriters (the "Lock-Up Period"). The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging, pledge or other transaction which is designed to, or which may reasonably be expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging, pledge or other transactions would include without limitation any short sale (whether or not against the box), any pledge of shares covering an obligation that matures, or could reasonably mature during the Lock-Up Period, or any purchase, sale or grant of any right (including without limitation any put or call option ) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities.

     Notwithstanding the foregoing, the undersigned may (i) exercise (on a cash or cashless basis, whether in a traditional cashless exercise or in a "brokers" cashless exercise), Common Stock options or warrants outstanding on the date hereof, it being understood, however, that the shares of Common Stock received (net of shares sold by or on behalf of the undersigned in a "brokers" cashless exercise or shares delivered to the Company in a traditional cashless exercise thereof) by the undersigned upon exercise thereof shall be subject to the terms of this agreement, and (ii) transfer shares of Common Stock or Securities during the undersigned's lifetime by bona fide gift, to the undersigned's equity owners

CORPDAL:92097.1  28722-00003

CRUTTENDEN ROTH INCORPORATED
August 6, 1997
Page 2



or members of the undersigned's immediate family, or to a trust for such members' benefit, or upon death by will or intestacy, provided that any transferee agrees to be bound by the terms of this agreement.

     Notwithstanding the foregoing, at any time during the Lock-Up Period after the six (6) month anniversary of the closing of the Public Offering, the undersigned shall be permitted to sell a number of shares of Common Stock to be mutually agreed upon with Cruttenden Roth Incorporated, provided that the sale of such shares is handled by Cruttenden Roth Incorporated.

     The undersigned understands that the Underwriters will rely upon the representations set forth in this Lock-Up Agreement in proceeding with the Public Offering. The undersigned agrees that the provisions of this agreement shall be binding upon the successors, assigns, heirs, personal and legal representatives of the undersigned. Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.



CORPDAL:92097.1  28722-00003

CRUTTENDEN ROTH INCORPORATED
August 6, 1997
Page 3


     It is understood that, if the Underwriting Agreement does not become effective prior to December 1, 1997, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the obligations under this letter agreement shall automatically terminate and be of no further force and effect.

                                   Very truly yours,



                                   By:  /s/ M. Ted Dillard
                                        ----------------------------------------

                                   Name:       M. Ted Dillard
                                        ----------------------------------------

                                   Title:    President
                                             -----------------------------------

                         Additional signature(s) if stock jointly held



                                   By:
                                        ----------------------------------------

                                   Name:
                                        ----------------------------------------

                                   Title:
                                             -----------------------------------

CORPDAL:92097.1  28722-00003